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                                                                      Exhibit 99

                                                        FOR FURTHER INFORMATION:
                                                                  At The Company
                                                             Michael W. McCarthy
                                              VP, Investor Relations & Corporate
                                                                  Communications
                                                                   (203)775-9000
                                                    mmccarthy@brk.photronics.com


 FOR IMMEDIATE RELEASE
     April 30, 2001

      Photronics Enhances Manufacturing Efficiencies & Capacity Utilization Final Steps of Align-Rite International Integration Will Further Streamline
     Operations, Increase Productivity and Accelerate Technology Development

     JUPITER, Florida April 30, 2001 -- Photronics, Inc. (Nasdaq:PLAB), the world's leading sub-wavelength reticle solutions supplier, today announced a realignment of its global photomask manufacturing network by consolidating facilities in California, Florida and Germany. The Company is initiating this action as the final phase of its June 2000 merger with Align-Rite International, to reposition its manufacturing capability and capacity to better address the advancing technology requirements of the semiconductor industry. The plan focuses on increasing Photronics' capacity utilization, leveraging the Company's substantial manufacturing efficiencies and allocating additional resources to accelerate the expansion of its worldclass technology development. In addition to the facilities consolidation, the Company also announced that it would be relocating its 14 year old Northern California operations to a new, state-of-the-art reticle manufacturing facility in the Silicon Valley region.

     Photronics will record an after tax charge of between $23 million and $26 million, or $0.67 to $0.75 per diluted share, in the fiscal second quarter ending April 30, 2001, in connection with the consolidation plan and the disposition of certain mature photomask manufacturing equipment, of which more than 75% will be non-cash. Additionally, the Company expects to reduce its worldwide workforce by approximately 8% to 10% in connection with the elimination of the three manufacturing sites. As implemented, the Company's consolidation plans call for a recovery of all related charges in less than two years through increased manufacturing efficiencies and lower operating costs.

     Constantine S. Macricostas, Chairman & Chief Executive Officer, stated, "The future of the photomask industry is very bright. Advances in technology continue to open up new applications for high performance, increasingly more functional semiconductors, and thus increase the demand for our technology and services as the semiconductor industry transitions to technologies at and below
0.13 micron. At the same time, the dynamics of serving maturing technologies has grown more complex as 0.25 micron technologies have begun to mature. Photronics' cost structure, already the most efficient in the industry today, is poised to gain additional momentum as a result of this consolidation plan."

     James L. Mac Donald, President, added, "Competing in the technology driven global economy requires that Photronics continually examine the optimum infrastructure to deliver our technology and service in a manner that further differentiates our Company from our competitors. When Photronics and Align-Rite agreed

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PHOTRONICS ENHANCES MANUFACTURING EFFICIENCIES..........................PAGE TWO


to merge, we identified opportunities to leverage our combined infrastructure, bringing even greater economies of scale to the merged global manufacturing network, our technology development team, and our customer service organization. Facilities consolidation, including the establishment of a new state-of-the-art manufacturing center in the Silicon Valley region, is consistent with Photronics' vision as a photomask industry leader, which positions the Company to meet the expectations of our customers, our employees, and our shareholders." Mr. Mac Donald emphasized the Company's unwavering commitment to its successful Sub-Wavelength Reticle Solutions technology development and capital investment programs and their strategic relationship to achieving the Company's goals. "Advanced processes and manufacturing technology are the means by which the Company will broaden its competitive position, enabling it to successfully address new applications for our technology and service, and increase our market share in Asia, Europe, and North America."

     Facilities in Palm Bay, Florida and Heilbronn, Germany will be ramped down and their operations consolidated principally with the Photronics' facilities in Brookfield, Connecticut and Bridgend, Wales, respectively. This process, in cooperation with the Company's customers, has been accelerated and is expected to be completed over the next several quarters.

     In California, Photronics will consolidate its Burbank, California operation into its new Phoenix, Arizona facility. Additionally, the Company will be relocating its Milpitas, California operation into a new facility. It will be Silicon Valley's first new photomask manufacturing operation brought into service in more than 15 years and will be modeled after the advanced facilities the Company has put into service all around the world. It will contain a Class 1 clean room infrastructure and utilize the Company's proprietary Sub-Wavelength Reticle Solutions processes capable of servicing the semiconductor industry's most demanding requirements for the 0.13 micron and below technology nodes. Several potential locations have been identified and a final decision is expected to be announced this summer.

     Mr. Mac Donald commented, "We are aligning our capabilities with the advancing technology and capacity demands of the global semiconductor community that we serve. We are especially excited, as are our valued West Coast based customers, to bring a new Silicon Valley facility into operation as semiconductor manufacturers ramp their 0.13 micron technology requirements. When combined with our modern facilities in Arizona and Texas, Photronics will stand alone in having built the infrastructure required to support our customers well beyond the 0.10 micron technology node."

     Currently, the operations in Burbank, California; Palm Bay, Florida; and Heilbronn, Germany employ approximately 200 people, each of whom will be given the opportunity to apply for open positions throughout the Photronics organization. The Company expects to retain a good number of these valued employees in order to address the increased utilization levels as a result of transitioning customers into the remaining facilities. "The quality of our photomask manufacturing personnel is the cornerstone of our continued success," noted Mr. Mac Donald, "and Photronics has the deepest pool of talented professionals in our industry. We are committed to

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PHOTRONICS ENHANCES MANUFACTURING EFFICIENCIES........................PAGE THREE


retaining those employees interested in relocating to advance their careers with our Company." In addition to relocation opportunities, Photronics has implemented an attractive employee retention program to insure that the consolidation process proceeds smoothly and is transparent to the customer. The Company has also agreed to provide assistance to personnel in finding employment in the regions affected by the consolidation plan.

     The Company will announce fiscal 2001 second quarter results after the market closes on Wednesday, May 9, 2001. It will address those results, as well as the elements of its consolidation program during its regular earnings conference call scheduled for 8:30 a.m. EDT, on Thursday, May 10, 2001 with the investment community and the media. The call can be accessed by logging onto Photronics' web site at www.photronics.com and navigating to the Investor
                        ------------------
Relations page. The call will be archived for instant replay access until the Company reports fiscal 2001 third quarter results in August 2001.

                                   #   #   #


Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Such risks and uncertainties include the inability of the Company to achieve the capacity utilization, manufacturing and technology efficiencies in the amounts and during the time frame contemplated by the second quarter 2001 consolidation plan, and other risks and uncertainties described in the Company' Annual Report on Form 10-K for the year ended October 31, 2000 under the caption "Forward Looking Information" and other SEC reports filed by the Company. The Company assumes no obligation to update the information in this release.



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